Exhibit 99.1

AmericasBank Corp
Contact:	Mark H. Anders
Phone:	443-921-0804
Website:	www.americasbank.com

AmericasBank Corp. announces new trading symbol

TOWSON, Md. (August 23, 2005) —AmericasBank Corp. (OTCBB:AMAB), the parent company of AmericasBank, today announced that it has begun trading under the symbol “AMAB” on the OTCBB.

The company was issued its new ticker following a one-for-four reverse stock split, for which the record date was August 22, 2005. The split became effective today upon the opening of trading on the over-the-counter Bulletin Board. AmericasBank Corp. had previously announced the change in its capital structure as part of its ultimate goal of having its shares listed on the NASDAQ SmallCap Market.

“Thus far the market has responded well to our announcement concerning the reverse stock split,” said Mark H. Anders, President and CEO. “We hope that a growing number of investors will understand and concur with this action which we believe will provide our shareholders with greater liquidity for their holdings and give us broader exposure to a potential investor base.”

American Stock Transfer & Trust Company, the company’s transfer agent, is in the process of notifying the company’s stockholders of the reverse stock split and requesting that they exchange their certificates representing shares of pre-split common stock for an appropriate number of shares of post-split common stock, together with a cash payment in lieu of any fractional share.

About AmericasBank Corp.

AmericasBank Corp. is the parent company of AmericasBank, a Maryland-chartered commercial bank headquartered in Towson, Maryland. AmericasBank is dedicated to contributing to the growth and prosperity of the communities it serves, with a special focus on serving the needs of the business community and promoting home ownership.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Such statements, regarding AmericaBank Corp.’s anticipated future results of operations, are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the possible loss of key personnel; regulatory restrictions under which AmericasBank Corp. and AmericasBank are operating; changes in interest rates, deposit flows and loan demand; as well as changes in economic, competitive, governmental, regulatory, technological and other factors which may affect AmericasBank Corp. or AmericasBank specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. AmericasBank Corp. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to the AmericasBank Corp’s filings with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.